Exhibit 99.1

Tel-Instrument Electronics Corp Announces Final First Quarter Results For 2014 Fiscal Year and Retention of OEM Capital to Explore Strategic Options For The Company

East Rutherford , NJ – August 15, 2013 – Tel Instrument Electronics Corp. (Tel) announced today that it recorded a net loss of $85,772 on sales of $3.2 million as compared to a net loss of $668,800 on sales of $1.2 million in the year ago quarter. This improvement is mostly attributed to the resumption of shipments on the CRAFT program as well as improved sales of other products including a partial production release on the TS-4530A program. The Company is expecting continued revenue and profitability growth for the balance of this fiscal year as a result of higher shipments on the U.S. Army TS-4530A and U.S. Navy ITATS programs.

The Company also announced that it has retained OEM Capital as its exclusive financial advisor to explore strategic alternatives, including debt recapitalization, merger, sale or business combination of the Company with a third party with a goal to enhance shareholder value. There can be no assurance that any transaction will occur, and there is no defined timeline for the process. The Company does not intend to comment further regarding the process until such time, if any, as the Company determines that disclosure is appropriate or required.

We encourage everyone to read our full results of operations contained in our Form 10-Q filed on August 14, 2013 at sec.gov.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600

or

Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	March 31, 2013
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$193,950	310,297
Accounts receivable, net	970,052	557,879
Inventories, net	5,477,243	6,241,181
Prepaid expenses and other	87,042	115,852
Deferred financing costs	108,321	108,321
Deferred income tax asset	1,238,421	1,238,421
Total current assets	8,075,029	8,571,951

Equipment and leasehold improvements, net	534,607	587,958
Deferred financing costs – long-term	129,383	156,463
Deferred income tax asset – non-current	2,564,059	2,546,190
Other assets	56,872	56,872
Total assets	11,359,950	11,919,434

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion long-term debt	598,663	1,229,643
Capital lease obligations – current portion	77,231	74,508
Accounts payable	2,815,982	4,272,431
Progress billing	858,050	-
Deferred revenues – current portion	11,930	18,460
Accrued payroll, vacation pay and payroll taxes	431,904	442,522
Accrued expenses	1,643,586	1,525,538
Total current liabilities	6,437,346	7,563,102

Subordinated notes payable-related parties	350,000	250,000
Capital lease obligations – long-term	55,695	76,055
Deferred revenues – long-term	236	1,045
Warrant liability	173,758	198,330
Long-term debt, net of debt discount	1,051,976	1,134,549
Total liabilities	8,069,011	9,223,081

Commitments

Stockholders' equity:
Common stock, par value $.10 per share, 3,211,739 and 3,011,739 issued and outstanding as of June 30, 2013 and March 31, 2013, respectively	321,171	301,171
Additional paid-in capital	7,768,658	7,108,300
Accumulated deficit	(4,798,890)	(4,713,118)
Total stockholders' equity	3,290,939	2,696,353
Total liabilities and stockholders' equity	$11,359,950	$11,919,434

TEL-INSTRUMENT ELECTRONICS CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30, 2013	June 30, 2012

Net sales	$3,199,975	$1,177,288
Cost of sales	2,013,817	893,594

Gross margin	1,186,158	283,694

Operating expenses:
Selling, general and administrative	653,250	653,888
Engineering, research and development	480,377	578,604
Total operating expenses	1,133,627	1,232,492

Income (loss) from operations	52,531	(948,798)

Other income (expense):
Amortization of debt discount	(22,987)	(13,392)
Amortization of deferred financing costs	(27,080)	(27,080)
Change in fair value of common stock warrants	24,572	249,394
Loss on extinguishment of debt	(26,600)	-
Interest expense	(104,077)	(92,468)
Total other income (expense)	(156,172)	116,454

Loss before income taxes	(103,641)	(832,344)

Income tax benefit	(17,869)	(163,544)

Net loss	$(85,772)	$(668,800)

Net loss per share:
Basic loss per common share	$(0.03)	$(0.25)
Diluted loss per common share	$(0.03)	$(0.25)

Weighted average shares outstanding:
Basic	3,079,871	2,698,984
Diluted	3,079,871	2,698,984